EXHIBIT 3

AMENDMENT TO THE BYLAWS OF

UNIVISION COMMUNICATIONS INC.

ITEM V.A.

Section 1.  Officers.  The Corporation shall have a Chairman of the Board, one or more Vice Chairmen, a President, one or more Vice Presidents, a Secretary and a Treasurer.  The Corporation may also have, at the discretion of the Board, a Chief Executive Officer (as set forth in Section 7) if such position is not held by the Chairman or the President, a Chief Operating Officer (as set forth in Section 9) if such position is not held by the President, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as may be elected or appointed in accordance with the provisions of Section 2 of this Article.  Any two offices may be held by the same person.

Section 5.  Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the stockholders and of the Board, and shall have such other powers as may be prescribed by the Board or these Bylaws.  If the Chairman is also the Chief Executive Officer of the Corporation, he shall have the powers and duties of the Chief Executive Officer as prescribed in Section 7 below.

Section 7.  Chief Executive Officer.  Subject to the authority of the Board and any of its committees, the Chief Executive Officer, if one is appointed by the Board, shall have the general powers and duties of management usually vested in the chief executive officer of a corporation and shall have such other powers as may be prescribed by the Board or these Bylaws.  Except as provided in Article III, Sections 12(a)(vi) and 12(b)(ii), the Chief Executive Officer shall have the authority to hire and fire all employees of and consultants to the Corporation and its subsidiaries.

Section 8.  President.  Subject to the authority of the Board and any of its committees (and the Chief Executive Officer of the Corporation, if the President does not hold such office), the President shall be either the Chief Executive Officer and shall have the powers and duties of the Chief Executive Officer as prescribed in Section 7 above or the Chief Operating Officer and shall have the powers and duties of the Chief Operating Office as prescribed in Section 9 below.  The President also shall have such other powers as may be prescribed by the Board or these Bylaws.

Section 9.  Chief Operating Officer.  Subject to the authority of the Board and any of its committees and of the Chief Executive Officer, the Chief Operating Officer shall have general supervision, direction and control of the business and affairs of the Corporation, and shall have such other powers as may be prescribed by the Board or these Bylaws.